                                                                                                             EXHIBIT 12

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                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                               12 Months
                                                                                                                 Ended
                                                              YEARS ENDED DECEMBER 31,                          June 30,
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                           1995          1996           1997          1998           1999          2000
                                      -------------  ------------  -------------  ------------   ------------  -----------
Earnings as Defined in
  Regulation S-K (A):

Income from Continuing Operations (B)         $627          $588           $560          $644          $723          $766
Income Taxes (C)                               348           297            284           428           563           579
Fixed Charges                                  549           527            543           577           615           664
                                      -------------  ------------  -------------  ------------   -----------   -----------
Earnings                                    $1,524        $1,412         $1,387        $1,649        $1,901        $2,009
                                      =============  ============  =============  ============   ===========   ===========

Fixed Charges as Defined in
  Regulation S-K (D):

Total Interest Expense (E)                    $464          $453           $470          $481          $506          $560
Interest Factor in Rentals                      12            12             11            11            10            10
Subsidiaries' Preferred Securities
  Dividend Requirements                         16            28             44            71            85            80
Preferred Stock Dividends                       34            22             12             9             9             9
Adjustment to Preferred Stock
  Dividends to state on a pre-income
  tax basis                                     23            12              6             5             5             5
                                      -------------  ------------  -------------  ------------   -----------   -----------
Total Fixed Charges                           $549          $527           $543          $577          $615          $664
                                      =============  ============  =============  ============   ===========   ===========

Ratio of Earnings to Fixed Charges            2.78          2.68           2.55          2.86          3.09          3.03
                                      =============  ============  =============  ============   ===========   ===========


(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B)  Excludes income from discontinued operations and extraordinary item.

(C) Includes State income taxes and Federal income taxes for other income and excludes taxes applicable to extraordinary item.

(D) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Enterprise Group Incorporated.

(E)  Excludes interest expense from discontinued operations.
